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                                                           EXHIBIT 10(a)(xxxiii)


                           AMENDMENT NUMBER ONE TO THE
                               H. J. HEINZ COMPANY
                             2000 STOCK OPTION PLAN


     THIS AMENDMENT Number One to the H. J. Heinz Company 2000 Stock Option Plan (the "Plan") is made by H. J. Heinz Company, a Pennsylvania corporation (the "Company"), effective as of May 17, 2005. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

     WHEREAS, Section 12 of the Plan provides that the Board of Directors of the Company (the "Board of Directors") may amend the Plan as it shall deem advisable, in accordance with the recommendation of the Management Development and Compensation Committee of the Board of Directors (the "Committee"), and subject to certain limited exceptions which require shareholder approval; and

     WHEREAS, the Committee has recommended to the Board of Directors, and the Board of Directors has determined that it is in the best interests of the Company to amend those provisions of the Plan that address the treatment of Options in connection with a Change in Control, effective for Options granted under the Plan on or after the effective date of this Amendment, and that this Amendment shall not require the approval of the shareholders of the Company.

     NOW, THEREFORE, the Plan is hereby amended as follows:

I. Section 1 of the Plan shall be amended as follows:

     A. by adding the following definition for "Cause" as a new Section 1(b):

     "Cause" shall mean an act of dishonesty, moral turpitude or an intentional or gross negligent act detrimental to the best interests of the Company or a Subsidiary; provided, that, if an Optionee is a party to a Severance Protection Agreement with the Company, and such Optionee's employment with the Company is terminated in a manner such that the Optionee is entitled to any payments or benefits (including accrued payments or benefits) under the terms of the Severance Protection Agreement, then "Cause" for purposes of this Plan shall have the meaning set forth in such Severance Protection Agreement.

     B. by adding the following definition for "Good Reason" as a new Section 1(l):

     "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in the


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     following subsections (l) through (5):

     (1) a change in the Optionee's title, position, duties or responsibilities (including reporting responsibilities) which represents an adverse change from the Optionee's title, position, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter; or any removal of the Optionee from or failure to reappoint or reelect him or her to any one of such offices or positions, except in connection with a disability termination (as described in Section 8(D)(2) of the Plan) or a termination of the Optionee's employment for Cause, as a result of the Optionee's death or by the Optionee other than for Good Reason;

     (2) a reduction in the Optionee's base salary or any failure to pay the Optionee any compensation or benefits to which the Optionee is entitled within five days after the date due;

     (3) the Optionee being required by the Company to perform the Optionee's regular duties at any place outside a 30-mile radius from the place where the Optionee's regular duties were performed immediately before the Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements in effect immediately before the Change in Control;

     (4) the failure by the Company to provide the Optionee with compensation and benefits, in the aggregate, at least equal (in opportunities) to those provided for under the compensation and employee benefit plans, programs and practices in which the Optionee was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter; or

     (5) for any Optionee who is a party to a Severance Protection Agreement with the Company, any additional event or condition that constitutes "Good Reason" under such Severance Protection Agreement.

     Any event or condition described in subsections 1 through 5, above, which occurs before a Change in Control but which the Participant reasonably demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (b) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred before the Change in Control.

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     C. by re-lettering Sections 1(b) through 1(j) as Sections 1(c) through
1(k), and Sections 1(k) through 1(t) as Sections 1(m) through 1(v), respectively.

II. Section 8(C)(2) of the Plan shall be amended as follows:

     A. by adding the following language at the beginning of such section, and deleting the word "All" from the existing language: "With respect to any Option granted on or prior to May 16, 2005, all"; and

     B. adding the following sentence at the end of Section 8(C)(2):

     With respect to any Option granted on or after May 17, 2005, unless otherwise provided in any Stock Option Agreement, each Option shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to the Option upon (i) the occurrence of a Change in Control if such Option is not assumed, substituted or replaced by a Surviving Corporation or other successor to the business of the Company with an award of equivalent value, or (ii) if clause (i) does not apply, the termination of an Optionee's employment with or services for the Company within 24 months following a Change in Control if such termination is (a) by the Company for reasons other than Cause or (b) by the Optionee for Good Reason, but, in either case of clause (i) or (ii), only to the extent the Option has not otherwise been terminated and canceled or become exercisable as of such date.

III. Section 8(D) of the Plan shall be amended as follows:

     A. Section 8(D)(1) of the Plan shall be amended by (a) capitalizing the initial "C" in "cause" the first time it is used in the subsection, (b) deleting the parenthetical beginning with "(for the purpose of this Plan. . .)" in its entirety, and (c) inserting the words "the Plan and" before "applicable agreements" and "such agreements" in the proviso at the end of such subsection; and

     B. Section 8(D)(2) of the Plan shall be amended by inserting the following phrase after the "If" that appears immediately after the Section Heading "Disability Termination": "(i) an Optionee is a party to a Severance Protection Agreement with the Company, and such Participant's employment with the Company is terminated in a manner such that the Participant is entitled to payments or benefits under the Severance Protection Agreement due to a termination due to "Disability" within the meaning of such Severance Protection Agreement or (ii) in all other cases, ".

IV. Except for the foregoing amendments set forth in Sections I through III above, all of the terms and conditions of the Plan shall remain in full force and effect.

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